EXHIBIT 99.1


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Contact: Calvin E. Jenness
Sr. Vice President, Chief Financial Officer and Treasurer
503-653-4573
Release: Immediately


Blount Announces Organizational Changes

Portland, OR, August 30, 2002 - Blount International, Inc. (NYSE: BLT) ("Blount") announced today that its Board of Directors elected James S. Osterman as President and Chief Executive Officer effective August 16, 2002, at its meeting on August 27, 2002. Mr. Osterman replaces Harold E. Layman who retired from the Corporation on August 15, 2002. Mr. Layman will remain as a director of Blount International, Inc. Mr. Osterman, a 43-year veteran of Blount and its predecessor company Omark Industries, began his career as an inventory planner. He became Omark's director of European operations in 1971, then was promoted to Vice President of Marketing in 1979. He assumed the Senior Vice Presidency of Marketing, Engineering and Manufacturing in 1985 and two years later was named president of Blount's Outdoor Products Group, a post he held for 15 years before being elected President and CEO of Blount.

In addition to the election of Mr. Osterman, the Board also elected certain other officers of Blount Inc. and the management team recommended by Mr. Osterman, as follows:

o Kenneth O. Saito was elected President of the Oregon Cutting Systems Group. Mr. Saito will have responsibility for the worldwide operations for Blount's chainsaw cutting chain, bar, and accessories businesses. Mr. Saito has over 27 years experience including roles within Finance, Marketing, and Operations. Most recently he was the Senior Vice President of Administration and Finance for Oregon Cutting Systems, Blount's largest operating division.

o Leo J. Sillis was been elected to the newly-created position of Senior Vice President - Marketing and Logistics for the Corporation. Mr. Sillis will be responsible for coordinating worldwide marketing activities among Blount's companies as well as the management of the logistics operations. He has over 35 years experience with Blount in the International, Marketing, Finance, and Manufacturing areas. He most recently was Senior Vice President of Operations for Oregon Cutting Systems.

o James L. VanderZanden was elected President - ICS. ICS is the manufacturer of specialty chain and chain saw products that are used within the concrete cutting industry. Mr. VanderZanden has been employed by Blount for 14 years and has been a part of the ICS business since its inception in 1992. Most recently he was General Manager for the ICS business.

o Richard C. Lindsay was elected Senior Vice President - Human Resources of the Corporation. Mr. Lindsay has 36 years experience with Blount International in both


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     divisional and corporate roles. Mr. Lindsay will be responsible for the coordination of worldwide personnel policies and the administration of wage and benefit plans.

o Calvin E. Jenness was elected Senior Vice President - Chief Financial Officer and Treasurer of the Corporation. Mr. Jenness joined Blount in 2000 as Vice President - Corporate Controller and was elected Treasurer in 2001. Prior to his employment with Blount, he held several financial positions with Sara Lee, Riverwood International, and Pepsico.

The remaining management team of Blount International consists of Richard H. Irving, III, who will continue as Senior Vice President - General Counsel and Secretary and will relocate to Portland, Oregon; Dennis E. Eagan continuing as President of Industrial Products Equipment Group, and John P. Mowder continuing as President of Dixon Industries, Inc.

Commenting on these announcements Mr. Osterman said, "With the completion of the relocation of the corporate office to Portland, Oregon from Montgomery, Alabama, I am pleased to have my new team in place! These talented executives are committed to the future success of Blount."

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit the website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company's "expectations," "beliefs," "indications," "estimates," "cautious optimism," and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.